Exhibit 99.1

PRESS RELEASE	Dataram Contact: Marc P. Palker Chief Financial Officer 609-799-0071 info@dataram.com

DATARAM REPORTS FISCAL 2013 FIRST QUARTER FINANCIAL RESULTS

PRINCETON, N.J. September 14, 2012— Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal first quarter ended July 31, 2012. Revenues for the first quarter were $8.0 million, which compares to $7.0 million in the previous quarter and $10.3 million for the comparable prior year period. The Company’s net loss for the first quarter totaled $976,000, or $0.09 per share which compares to net loss of $854,000, or $0.08 per share for the comparable prior year period.

John H. Freeman, Dataram’s president and CEO commented, “The economy and especially the semiconductor industry continue to be soft due to oversupply of raw materials and reduced customer infrastructure investment.”

During this quarter the Company entered into two agreements which we expect will generate growth and profits for Dataram in 2013 and beyond. One with Shoreline Memory Inc. ("Shoreline") and the other with Advanced Micro Devices, Inc. ("AMD") for the purpose of expanding our customer base and product offerings. The Shoreline Agreement provides for Dataram to fulfill 50% of the orders Shoreline receives from its primary customers. The second agreement with AMD provides for Dataram to develop and sell AMD licensed and branded versions of its RAMDisk software. AMD’s Radeon RAMDisk will target the gaming enthusiast community. Management is unable to determine the amount of revenue to be generated in fiscal 2Q13 or the full fiscal year 2013 from these agreements. However, the Company believes these agreements will provide new revenue sources and expanded markets for the Company's products.

Mr. Freeman concluded, “These recent agreements and other new opportunities we are currently pursuing should provide new sources of revenue, profit and growth for Dataram in 2013 and beyond. The experience, knowledge and assets we have gained from our current RAMDisk product, in the development of caching software and in solid state products are building a strong foundation for growth.”

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

***** Financial Tables Follow *****

DATARAM CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended July 31,
	2012	2011

Revenues	$7,998	$10,270

Costs and expenses:
Cost of sales	6,304	7,375
Engineering and development	206	169
Selling, general and administrative	2,214	3,277
Stock-based compensation expense*	100	148
Intangible asset amortization expense*	41	41
	8,865	11,010

Loss from operations	(867)	(740)

Other income (expense)	(109)	(114)

Loss before income taxes	(976)	(854)

Income tax benefit	0	0

Net loss	$(976)	$(854)

Net loss per share:
Basic	$(0.09)	$(0.08)
Diluted	$(0.09)	$(0.08)

Weighted average number of shares outstanding:
Basic	10,703	10,395
Diluted	10,703	10,395

* Items are recorded as a component of operating costs and expenses in the Company’s financial statements filed with the Securities and Exchange Commission on Form 10-Q.

DATARAM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 31, 2012	April 30, 2012

ASSETS
Current assets
Cash and cash equivalents	$1,123	$3,275
Accounts receivable, net	3,015	2,605
Inventories	3,801	2,932
Other current assets	501	115
Total current assets	8,440	8,927

Note receivable	375	-

Property and equipment, net	638	698

Other assets	82	55

Intangible assets, net	256	297

Goodwill	1,453	1,453

Total assets	$11,244	$11,430

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Note payable-revolving credit line	$951	$121
Accounts payable	1,172	1,017
Accrued liabilities	646	766
Due to related party	367	333
Total current liabilities	3,136	2,237

Due to related party – long term	1,600	1,667
Total liabilities	4,736	3,904

Stockholders' equity	6,508	7,526

Total liabilities and stockholders' equity	$11,244	$11,430